SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 24, 2014 (November 21, 2014)

FLOWERS FOODS, INC.

(Exact name of registrant as specified in its charter)

Georgia	1-16247	58-2582379
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1919 Flowers Circle, Thomasville, GA	31757
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (229) 226-9110

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On November 21, 2014, Flowers Foods, Inc. (the “Company”) issued a press release announcing the retirement of George E. Deese as executive chairman, effective December 31, 2014. Mr. Deese will continue to serve as non-executive chairman of the board and remain involved with the strategic direction of the Company. A copy of the press release is filed with this Report as Exhibit 99.1 and incorporated herein by reference.

On November 21, 2014, Manuel A. Fernandez informed the board of directors of the Company of his retirement from the board, effective January 1, 2015.

On November 21, 2014, the board of directors of the Company elected James T. Spear, age 59, to the board effective January 1, 2015. Mr. Spear will serve on the audit and finance committees. Mr. Spear will stand for reelection at the 2015 Annual Meeting of Shareholders. Mr. Spear will participate in the compensation program for non-employee directors as previously disclosed in the Company’s Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on April 11, 2014.

Mr. Spear is the retired executive vice president and chief financial officer of Cadence Health, where he served from 2006 to 2012. Prior to that Mr. Spear served as vice president finance at Keebler Foods and also operating an independent advisory and consulting business. Since his retirement, Mr. Spear has periodically engaged in various consulting activities. Mr. Spear also currently serves on the board of The Trust Company of Illinois and the Trinity Forum. He also serves on the board of advisors to the J. Dennis Hastert Center for Economics Government and Public Policy at Wheaton College.

Item 7.01.	Regulation FD Disclosure.

On November 21, 2014 the board of directors determined that the Company will seek shareholder approval of a proposal to declassify its board of directors at the 2015 Annual Meeting of Shareholders. The exact terms of the proposal, including the period over which such declassification will occur, will be determined in the future and described in the Company’s’ proxy materials relating to its 2015 Annual Meeting.

Item 9.01	Financial Statements and Exhibits.

(c)	Exhibits.

Exhibit Number	Description

99.1	Press Release of Flowers Foods, Inc. dated November 21, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FLOWERS FOODS, INC.

By:	/s/ R. Steve Kinsey
	Name:	R. Steve Kinsey
	Title:	Executive Vice President and Chief Financial Officer

Date: November 24, 2014

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release of Flowers Foods, Inc. dated November 21, 2014

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